Exhibit (h)(6)(D)

Amendment No. 8 to

Amended and Restated Chief Compliance Officer Services Agreement

This Amendment No. 8, dated September 6, 2019, is made to the Amended and Restated Chief Compliance Officer Services Agreement, dated October 1, 2012, as amended (the “Agreement”), between Centre Asset Management LLC (the “Client”) and ALPS Fund Services, Inc. (“ALPS”).

WHEREAS, the Client and ALPS wish to amend the Agreement to account for the reorganization of the Centre Active U.S. Tax Exempt Fund into the Centre Global Infrastructure Fund.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.         Section 3(a) of the Agreement is deleted in its entirety and replaced with the following language:

(a)         As compensation for the performance of the Services on behalf of the Trust, Client shall pay to ALPS, or shall cause the Trust to pay to ALPS, during the Term an annual fee of:                                                 per Fund fee, with such fees to be paid 1/12 on a monthly basis (or a pro rata portion thereof for a partial month) (the “Fee”). Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Fund and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Fund originally provided to ALPS. During each year of the Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the total fee that would be charged for the same services would be the Fee rate increased by 5% per annum.

2.         Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

CENTRE ASSET MANAGEMENT, LLC		ALPS FUND SERVICES, INC.

By:	/s/James A. Abate	By:	/s/Rahul Kanwar
Name:	James A. Abate	Name:	Rahul Kanwar
Title:	President	Title:	Authorized Representative